Exhibit 11.1

SAP GLOBAL

INSIDER REGULATIONS POLICY

Version Number: 3.2

Effective Date: October 16, 2023

Document Classification: PUBLIC

PUBLIC
Version 3.2, October 16, 2023 Document Classification: PUBLIC The online version of this document is the officially released version. Any copies or print-outs are not controlled

SAP Global Insider Regulations Policy

CONTENTS

1	INTRODUCTION AND PURPOSE		3
2	SCOPE		4
3	TERMS AND DEFINITIONS		4
4	MAIN POLICY CONTENT		4
4.1	Provisions of the European Market Abuse Regulation and the German Securities Trading Act		4
	4.1.1	Prohibition of Insider Dealing and Unlawful Disclosure of Inside Information	4
	4.1.2	Prohibitions Applicable to All SAP Employees	5
	4.1.3	Consequences of Breach	5
	4.1.4	Consequences of Being Registered in an Insider List	6
4.2	Urgent Appeal of the Executive Board Not to Trade During Blackout Periods		6

PUBLIC
Version 3.2, October 16, 2023 Document Classification: PUBLIC The online version of this document is the officially released version. Any copies or print-outs are not controlled.

SAP Global Insider Regulations Policy

1	INTRODUCTION AND PURPOSE
◼

When trading in SAP securities, SAP employees must obey local insider trading rules, meaning the laws of the jurisdictions where they trade. As SAP securities are traded on financial markets all over the world, SAP cannot provide employees with information on the local insider laws of each jurisdiction where SAP securities are traded. Instead, SAP employees are themselves responsible for ensuring that their transactions comply with applicable local insider laws.

◼

In addition, transactions in SAP’s securities are governed by European or US rules, depending on whether the transaction is made in SAP shares or SAP American Depositary Receipts (“ADRs”), as SAP has securities listed in both Germany and the US.

◼

SAP’s shares are admitted to trading on the Frankfurt Stock Exchange in Germany, which means that any transactions in SAP shares (whether carried out within or without the EU) are subject to European insider law. As a result, transactions in SAP shares carried out on markets outside the EU will not only be subject to the local insider laws of the relevant markets but also to European insider law. The European insider law is described in detail in this Policy.

◼

SAP’s ADRs are admitted to trading on the New York Stock Exchange (the “NYSE”). As a result, any transaction in SAP ADRs carried out on markets within or outside the US are subject to US insider laws. This means that transactions in SAP ADRs carried out outside the US will be subject to both US insider laws and local insider laws of the relevant market. Additionally, the trading of any other (non US-listed) securities, such as SAP’s shares, are subject to US insider trading laws if the purchase/sale transaction actually occurs within the US. Transactions in SAP shares executed in the US will therefore be subject to both EU and US insider laws. US insider laws are described in the U.S. Insider Trading Policy which is available on SAP One under Policies and Guidelines (int.sap).

◼	SAP employees should therefore make sure that their transactions in SAP securities comply:

(i) with local insider laws applicable to the market in which they trade, AND

(ii) with the law applicable to the SAP security in which they trade (i.e., US laws if they trade in SAP ADRs, and European laws if they trade in SAP shares).

◼

Furthermore, all transactions in publicly traded securities are subject to insider laws, including transactions in listed securities issued by SAP customers, suppliers, competitors, or partners. This means SAP employees must be very careful when trading in listed securities of SAP customers, suppliers, competitors, or partners, to avoid trading on the basis of inside information relating to the SAP customer, suppliers, competitor or partner which SAP employees may possess through their work for SAP or otherwise. Passing on such inside information to others (“tipping”) is prohibited as well.

◼	For information on US or European insider laws please refer to the applicable SAP Policy.
◼

This Insider Regulations Policy which is part of the Global Code of Ethics and Business Conduct for Employees of SAP describes the statutory prohibitions pursuant to the European Market Abuse Regulation[1] and the German Securities Trading Act of insider dealing and unlawful disclosure of inside information and the consequences in case of breach, as well as the urgent appeal of the SAP Executive Board to all employees as of May 1997 not to trade in SAP shares or bonds or their derivatives during the so-called “Blackout Period”.

1 Regulation (EU) No. 596/2014 on market abuse.

PUBLIC
Version 3.2, October 16, 2023 Document Classification: PUBLIC The online version of this document is the officially released version. Any copies or print-outs are not controlled.

SAP Global Insider Regulations Policy

◼

In their own interest and that of SAP, and to avoid any suspicion of insider trading, SAP employees are strongly recommended not to trade in SAP securities during the Blackout Period. In cases of doubt please reach out the Corporate and Capital Markets Team of SAP Global Legal prior to trading.

2	SCOPE

This Policy applies to the entire management of the SAP Group and to all SAP employees worldwide.

3TERMS AND DEFINITIONS

Financial Instruments

The prohibition of insider dealing and unlawful disclosure of inside information stipulated in the European Market Abuse Regulation applies to, inter alia, financial instruments that have been admitted to trading on a stock exchange in the European Economic Area, or the price or value of which depends on or has an effect on the price or value of such a financial instrument, like SAP’s shares and bonds as well as related derivatives.

Inside Information

The European Market Abuse Regulation defines inside information as information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more financial instruments or the companies that issue them, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments. The test for whether information would be likely to significantly impact the price is whether a reasonable investor would be likely to use the information as part of the basis of his or her investment decision.

Information regarding future circumstances or events shall be deemed to be of a precise nature if such circumstances or events may reasonably be expected to come into existence or occur, and where it is specific enough to enable a conclusion to be drawn as to the possible effect of such circumstances or events on the price of the financial instrument to which the information relates.

Capital Market Compliance Team

As part of the SAP Legal Department the Capital Market Compliance Team deals with all legal aspects of insider law, keeps the insider lists of SAP and may also be contacted by employees with respect to any questions arising in connection with the prohibition of insider dealing and unlawful disclosure of inside information.

4MAIN POLICY CONTENT

Provisions of the European Market Abuse Regulation and the German Securities Trading Act

4.1.1Prohibition of Insider Dealing and Unlawful Disclosure of Inside Information

●	Pursuant to the European Market Abuse Regulation, it is prohibited to

(a)Engage or attempt to engage in insider dealing, i.e. use inside information by acquiring or disposing of, for one’s own account or for that of another person, directly or indirectly, financial instruments to which that information relates;

(b)Recommend that another person engage in insider dealing, or induce another person to do so; or

PUBLIC
Version 3.2, October 16, 2023 Document Classification: PUBLIC The online version of this document is the officially released version. Any copies or print-outs are not controlled.

SAP Global Insider Regulations Policy

(c)Unlawfully disclose inside information to any other person, i.e. except where the disclosure is made in the normal exercise of an employment, a profession or duties.

●	This prohibition applies to everyone who possesses inside information, irrespective of how the inside information was obtained, including through
(a)	Being a member of the Executive Board or Supervisory Board of SAP or an SAP shareholder,
(b)	The exercise of a profession, employment, or duties, or
(c)	Under any other circumstances, where that person knows or ought to know that it is inside information.
●	It makes no difference whether the employee has signed a special insider or confidentiality declaration or he/she is included on a list of insiders. This means employees must obey the insider regulations not only if they have knowledge of (not yet published) SAP financial data due to their employment but also if, for example, they are an employee in development working on development projects that could significantly influence the price of the SAP share if they became publicly known. Furthermore, employees must obey the regulations if they happen to obtain inside information, for example, by talking to other people or if it is directly disclosed to them, or if they somehow read inside information.

4.1.2Prohibitions Applicable to All SAP Employees

●	The prohibitions of insider dealing and unlawful disclosure of inside information stipulated in the European Market Abuse Regulation apply to actions committed within and also outside of the European Union with respect to the financial instruments described in section 2 above. As a consequence they apply to all employees of the SAP Group worldwide.
●	Similar prohibitions of insider dealing and unlawful disclosure also apply under US law with regard to SAP’s ADRs listed on the New York Stock Exchange, and also in other countries outside the European Union. All such provisions must also be obeyed.

4.1.3Consequences of Breach

Breaches of the statutory provisions can have serious consequences for the person concerned:

●	A willful or attempted breach of the prohibition of insider dealing or unlawful disclosure of inside information stipulated in the European Market Abuse Regulation constitutes a criminal offence under the German Securities Trading Act punishable with up to five years’ imprisonment or a fine.
●	Furthermore, it is an administrative offence under the German Securities Trading Act if the prohibition of insider dealing or unlawful disclosure of inside information stipulated in the MAR is breached by gross negligence, e.g. in cases where someone is not aware that information is inside information or makes accessible inside information to others (e.g. by leaving confidential information unlocked). Such breach may be sanctioned by a penalty of up to 5 million Euro (if committed by a natural person) or a higher penalty of up to the higher of 15 million Euro or 15% of the legal person’s total revenue in the preceding fiscal year, or up to three times the estimated economic advantage drawn from the breach. In addition, the German Federal Financial Supervisory Authority (BaFin) will publish on its website any measures and sanctions imposed for breaches of the prohibition, naming the offender.
●	Breaches of the MAR prohibition of insider dealing or unlawful disclosure of inside information committed in another member state of the EU or outside of the EU, as well as any breaches of similar prohibitions stipulated under the laws of other countries outside the European Union (including under US law), may be punishable by similar criminal and/or administrative sanctions under applicable local law.
●	There may also be consequences under applicable local employment law.

PUBLIC
Version 3.2, October 16, 2023 Document Classification: PUBLIC The online version of this document is the officially released version. Any copies or print-outs are not controlled.

SAP Global Insider Regulations Policy

4.1.4Consequences of Being Registered in an Insider List

●	The European Market Abuse Regulation requires SAP SE to keep lists of insiders. The lists must indicate all persons who have access to inside information and who are employed by SAP SE or otherwise perform tasks through which they have access to inside information (e.g. as employees of any of SAP SE’s subsidiaries). This affects SAP employees, for example, who, due to their work, have access to (not yet published) SAP business and financial data or who work on projects with an inside information element. Any SAP employees who have gained, or are about to gain, access to inside information relating to SAP SE and/or its financial instruments will be kept on an insider list until they cease to have such access.
●	Furthermore, all SAP employees who have gained, or are about to gain, access to inside information relating to SAP SE and/or its financial instruments will be requested to acknowledge in writing (“Insider Declaration”) the legal and regulatory duties entailed to their position as potential insiders (including the duty of preserving the confidentiality of the inside information and the prohibition of using such information by trading in SAP securities), and the sanctions applicable to insider dealing and unlawful disclosure of inside information.
●	Every employee must note that trading in SAP shares or bonds or related derivatives while his/her name is kept on an insider list can give rise to the suspicion that he/she is engaging in insider dealing.

Urgent Appeal of the Executive Board Not to Trade During Blackout Periods

●	To forestall any suspicion that SAP employees engage in insider dealing, as long ago as May 1997 the SAP Executive Board made an urgent appeal to all employees not to trade in SAP shares or bonds or their derivatives during the period from the 15th day of the third month of any reporting quarter until the figures for that quarter are published by SAP (“Blackout Period”, see the Global Code of Ethics and Business Conduct for Employees, section 5.6). Deviations from this guideline should only be made in emergencies (for example, where an employee has a sudden unexpected cash requirement). Cases of doubt should be discussed with the SAP SE Capital Market Compliance Team beforehand. If SAP publishes figures before the planned date, the Disclosure Committee decides whether this publication is sufficient to end the Blackout Period ahead of time. This decision will be communicated to all employees immediately.
●	The current Blackout Periods are listed in the Blackout Period Calendar available on SAP One.

PUBLIC
Version 3.2, October 16, 2023 Document Classification: PUBLIC The online version of this document is the officially released version. Any copies or print-outs are not controlled.